Exhibit 10.2

[Wisconsin Energy Corporation Letterhead]

April 24, 2003

Mr. Richard A. Abdoo

Chairman and Chief Executive Officer

Wisconsin Energy Corporation

231 W. Michigan Street

Milwaukee, WI 53203

Dear Dick:

This letter will confirm our mutual understanding relating to my retirement and is effective upon both of our signatures below. It is proposed that the Company and I will announce my retirement on or about April 30, 2003. To facilitate my retirement on the terms that we have agreed, effective as of June 30, 2003, I resign all of my current positions with the Company and its subsidiaries. After June 30, 2003, I will serve as Special Advisor to the Chairman and CEO until February 29, 2004, on which date my retirement will become effective and my employment with the Company will terminate.

For purposes of my amended and restated employment agreement dated as of May 1, 2002 ("employment agreement"), I will be deemed to have terminated my employment in accordance with Section 4(a)(ii) of the employment agreement, and the date of termination of employment will be February 29, 2004. Due to the extension of my employment beyond August 30, 2003 through February 29, 2004, the payments provided in Section 4(e)(i), 4(e)(ii), 4(e)(iii) and 4(e)(iv) will no longer be required because such payments would be duplicative of amounts due me in connection with my continuing employment through February 29, 2004 under my employment agreement, and the Company will have no obligation to make such payments. Rather, in lieu of such payments, I will be paid the salary specified in Section 4(e)(i)(1) and the normal post-termination compensation and benefits (other than severance) specified in Section 4(e)(i)(3). Similarly, the Company's obligation to provide the welfare benefits specified in Section 4(e)(vi) of the employment agreement during the Relevant Benefits Period will be satisfied by my receipt of welfare benefits by virtue of my continued employment as Special Advisor through February 29, 2004, and the Relevant Benefits Period will end on February 29, 2004 for purposes of the employment agreement. The Company will pay to me all bonus amounts due as provided in Section 4(a)(ii)(2)(A) of the employment agreement. The amount of my supplemental pension will be calculated on August 30, 2003 in accordance with Section 4(d) as if a termination of employment had occurred (and, for determination of actuarial equivalency under Section 7(b), benefits had commenced) on August 30, 2003 and all of the payments provided in the employment agreement were made as originally contemplated in the employment agreement for a termination under Section 4(a)(ii) (and, for the avoidance of doubt, with credit for age and service as provided in Section 4(d)). All other terms of my employment agreement will continue in full force and effect in accordance with a termination under Section 4(a)(ii). The terms of this letter will apply as if my employment terminated on February 29, 2004 in the event of an actual termination of my employment for any reason prior to February 29, 2004.

Please confirm your agreement with the foregoing by signing below.

Sincerely,

/s/PAUL DONOVAN

Paul Donovan

Confirmed and Agreed:

WISCONSIN ENERGY CORPORATION

By: /s/RICHARD A. ABDOO 27 APRIL 2003

Richard A. Abdoo, Chairman and Chief Executive Officer